Exhibit 5.1

March 2, 2021
Telephone and Data Systems, Inc.
30 North LaSalle Street, Suite 4000
Chicago, Illinois 60602

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3ASR (File No. 333-231181) filed on May 2, 2019, and amended by Post-Effective Amendment No. 1 thereto on February 23, 2021 (the “Amendment”) (as so amended, the “Registration Statement”), by Telephone and Data Systems, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), which Registration Statement and the Amendment each became effective upon filing pursuant to Rule 462(e) under the Securities Act. Pursuant to the Registration Statement, the Company is issuing 16,000 shares of its 6.625% Series UU Cumulative Redeemable Perpetual Preferred Stock, $0.01 par value per share, with a liquidation preference of $25,000 per share (the “Series UU Preferred Stock”), and 16,000,000 depositary shares (the “Depositary Shares”), each representing a 1/1,000 interest in a share of the Series UU Preferred Stock. The Depositary Shares will be evidenced by depositary receipts (the “Depositary Receipts”) issued pursuant to a Deposit Agreement, dated as of March 2, 2021 (the ”Deposit Agreement”), among the Company, Computershare Inc. and Computershare Trust Company, N.A., as depositary, and the holders from time to time of the Depositary Receipts. The Depositary Shares are to be sold by the Company pursuant to an Underwriting Agreement, dated February 23, 2021 (the “Underwriting Agreement”), between the Company and BofA Securities, Inc., Citigroup Global Markets Inc., Morgan Stanley & Co. LLC, RBC Capital Markets, LLC, UBS Securities LLC and Wells Fargo Securities, LLC, as representative of the several underwriters named in Schedule A thereto.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined (i) the Registration Statement, (ii) the Underwriting Agreement, (iii) the Deposit Agreement and the form of Depositary Receipt attached thereto, (iv) the Company’s restated certificate of incorporation and restated by-laws, as amended, each as currently in effect, (v) the Certificate of Designations of the Company relating to the Series UU Preferred Stock, as filed with the Secretary of State of the State of Delaware on March 1, 2021, and (vi) the resolutions adopted by the board of directors of the Company and the pricing committee thereof relating to the Registration Statement, the Underwriting Agreement, the Deposit Agreement and the issuance of the Series UU Preferred Stock and the Depositary Shares. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Based on and subject to the foregoing and the other limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1. The issuance of 16,000 shares of Series UU Preferred Stock covered by the Registration Statement has been duly authorized by all necessary corporate action of the Company and, when duly issued and delivered by the Company pursuant to the Underwriting Agreement and the Deposit Agreement against payment of the purchase price for the Depositary Shares as set forth in the Underwriting Agreement, such shares of Series UU Preferred Stock will be validly issued, fully paid and non-assessable.

2. The Depositary Shares, when validly issued and delivered to and paid for by the Underwriters in accordance with the Underwriting Agreement, will be validly issued and entitle the holders thereof to the rights specified in the Deposit Agreement.
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Our opinions are subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief. Our opinion is also subject to (i) provisions of law which may require that a judgment for money damages rendered by a court in the United States of America be expressed only in United States dollars, (ii) requirements that a claim with respect to any obligations that are denominated or payable other than in United States dollars (or a judgment denominated or payable other than in United States dollars in respect of such claim) be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law and (iii) governmental authority to limit, delay or prohibit the making of payments outside of the United States of America or in a foreign currency.

With respect to each instrument or agreement referred to in or otherwise relevant to the opinions set forth herein (each, an “Instrument”), we have assumed, to the extent relevant to the opinions set forth herein, that (i) each party to such Instrument (if not a natural person) was duly organized or formed, as the case may be, and was at all relevant times and is validly existing and in good standing under the laws of its jurisdiction of organization or formation, as the case may be, and had at all relevant times and has full right, power and authority to execute, deliver and perform its obligations under such Instrument; (ii) such Instrument has been duly authorized, executed and delivered by each party thereto; and (iii) such Instrument was at all relevant times and is a valid, binding and enforceable agreement or obligation, as the case may be, of, each party thereto, except that we make no such assumption with respect to the Company to the extent expressly covered by our opinions set forth herein.

This opinion letter is limited to the General Corporation Law of the State of Delaware and the laws of the State of New York (excluding the securities laws of the State of New York). We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

The following persons are partners in this Firm: Walter C. D. Carlson, a trustee and beneficiary of a voting trust that controls the Company, the non-executive chairman of the board and member of the board of directors of the Company and a director of a subsidiary of the Company; Stephen P. Fitzell, the General Counsel and Assistant Secretary of the Company and the General Counsel and/or an Assistant Secretary of certain subsidiaries of the Company.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP